EXHIBIT 99.1

Universal American Financial Corp.

UHCO

Q2 2005 Earnings Call

Aug. 3, 2005

Company

Ticker	Event Type

Date

MANAGEMENT DISCUSSION SECTION

Operator: Good day, everyone, and welcome to the Universal American Financial Corp. report second quarter conference call.  [Operator Instructions]  I will now turn the conference over to Richard Barasch, Chairman and CEO of Universal American Financial Corp.  Please go ahead, Mr. Barasch.

Richard A. Barasch, Chairman and Chief Executive Officer

Thank you.  Hi everyone.  I’d like to welcome all of you attending by phone and online to Universal American’s second quarter 2005 earnings conference call.  I’ll keep my presentation brief and then open it up to any questions that you might have.  I’m here today with Bob Waegelein, our CFO, and Lisa Spivack, our General Counsel.  I’d like to introduce Lisa who will read our Safe Harbor statement.

Lisa M. Spivack, General Counsel

Good morning.  Before we begin I want to remind our listeners that certain information discussed during this conference call may constitute forward-looking statements within the meaning of the Federal securities laws, including statements related to future operating results and references to the estimate of the accretion from recent acquisitions.  Although we believe that expectations reflected in these statements are based upon reasonable assumptions and estimates, we cannot give assurance that the expected results will be achieved.  We refer you to our press release and Securities Act and Exchange Act filings for factors that could impact the Company.  For forward-looking statements made during this call, the Company claims the protection of the Private Securities Litigation Reform Act of 1995, and assumes no obligation to update or supplement such statements.  Richard?

Richard A. Barasch, Chairman and Chief Executive Officer

Thanks, Lisa.  I’m happy to report another solid quarter of growth, profitability and strategic advance for Universal American.  With our existing strength in the Medicare Supplement business, our growing presence in the Medicare Advantage market, and our coming participation in the prescription drug insurance program, we think that we’re in an ideal strategic position to benefit from the enormous opportunities that exist in the senior health insurance market.

I’m going to discuss our business in greater detail later.  Now I’d like to introduce Bob Waegelein who will discuss the results of the second quarter.

Robert A. Waegelein, Executive Vice President and Chief Financial Officer

Good morning.  For the second quarter of 2005, we reported pre-tax income of $27.6 million and after tax net income of $18.6 million, or $.32 per share on a diluted basis.  This compares quite favorably to the net income of $13.1 million, or $.23 per share, that we recorded in the second quarter of 2004.

Net income for the second quarter of 2005 included after tax realized investment gains of $3 million, or $.05 per diluted share.  Additionally, net income for the second quarter included after tax expenses of $700,000.00, or $.01 per share, relating to implementing our Part D program.

Comparably, the second quarter of 2004 included after tax realized investment gains of $100,000.00.

Backing out investment transactions, we achieved a 21% increase in net income and a 17% increase in earnings per share compared to the second quarter of last year.  For the quarter, we achieved an 18.1% return on equity, excluding FAS 115, which included 287 basis points from investment gains.

We’ve continued to see consistent increases in our revenues driven by the expansion of our Medicare Advantage business, new sales, rate increases on business in force, and a reduction in the amount of premium that we cede to reinsurers.  Excluding realized gains, revenues increased by 36% to $226.6 million in the second quarter of 2005 as compared to the $166.3 million in the second quarter of 2004.  Excluding the revenue that we acquired in the Heritage acquisition, we had 23% revenue growth from internal sources compared to the second quarter of 2004.

Our shareholders’ equity at June 30, 2005, excluding unrealized gains in our bond portfolio, was $464.6 million, or $7.86 per share on a fully diluted basis.  This represents a 34% annualized increase over December 31, 2004.  As a result of the recent offering and before the over allotment exercise, book value per share rose by $.50 and our debt to total capitalization, including the trust preferreds, decreased from 31.8% at December 31st, to 27.2% at June 30th.  Including the over-allotment exercised in July, our debt to total cap dropped further to 26.6%.  Our reported shareholders’ equity at June 30, 2005 was $513 million, or $8.86 per common share.

At June 30, 2005, our total assets were $2.1 billion.  Our investment portfolio, which totals around $1.2 billion, remains sound with over 98% of the portfolio invested in securities that are rated investment grade by S&P.  At June 30, 2005, our bonds were worth $73 million more than their book value.

We continue to anticipate rising interest rates, particularly at the long end of the yield curve.  We took advantage of the delay in this anticipated increase by selling longer duration securities in the second quarter, and realized investment gains of $3 million or $.05 per diluted share.  This also allowed us to utilize $1 million of net capital loss carry forwards that were previously reserved.

We think we remain well positioned on both sides of our balance sheet.  On the asset side, we’ve accumulated a significant amount of cash and floating rate, shorter duration paper, which gives us a good match with the floating rate portion of our debt.  In addition, if long-term rates do ultimately rise, we’ll have plenty of liquidity to invest.  Richard?

Richard A. Barasch, Chairman and Chief Executive Officer

Thanks, Bob.  As you know, we completed an equity offering in June, and we’re pleased to welcome a new group of investors to our Company.  In deference to the newcomers, I’ll try to be a bit more descriptive of our business segments.

The primary driver of our Senior Market Health segment is our Medicare Supplement business, but also included are other senior health insurance products such as senior dental and acute care.  It’s important to note that Medicare Supplement loss ratios are seasonably higher in the beginning of the year and improve throughout the balance of the year as the deductibles that we cover are satisfied.  Although our Med Supp premium grew by 10% over the second quarter of last year, as a result of new sales, rate increases and reduced reinsurance, profits rose only by 5%.  In line with recent trends, our Med Supp loss ratio increased 200 basis points to 71.8% in the second quarter, in part as a result of the increase in Part B deductibles.  We continue to implement rate increases that, along with expected seasonal reductions in loss ratios, should produce more favorable results through the balance of the year.  In addition, profitability in this segment was impacted by $400,000.00 of expenses relating to our implementation of Part D.

The Med Supp business has become quite competitive, and our sales are lower than what we would like to see.  For the quarter, our Senior Market agents wrote over $16 million of new Medicare Supplement premium, a 23% decline from the second quarter of 2004.  Anticipating this trend, though, we introduced our Medicare Advantage products to our field last year.  Including the $17.6 million of new Medicare Advantage sales, total senior health production from our agency force amounted to $33.6 million, a 33% increase over the second quarter of 2004.

We’re optimistic about our ability to keep growing the senior health insurance business, particularly with the introduction of the Part D program later this year.  We think that Part D should be bullish for the Med Supp business since a prescription drug insurance program fills in a major gap uncovered by stand alone Medicare and Medicare Supplement.  However, a key part of our strategy is also to have significant exposure in the Medicare Advantage business which, with the new funding and more plans, looks to grow faster than Med Supp in the next couple of years.

Our Medicare Advantage segment, consisting of the Medicare Advantage HMO and private fee-for-service business managed by our Heritage subsidiary, again performed well in the second quarter.  We generated $7.5 million of EBITDA and pre-tax income of $7.1 million on revenues of $57.9 million.  As of June 30th, annualized revenues were $237 million, almost a 70% increase in the 13 months since the acquisition of Heritage, and an 18% increase since the end of last year.

Although revenues grew well, up more than 8% over the first quarter, our profitability was pressured by a higher medical loss ratio and higher expenses.  A higher MLR was mostly due to a reduction in revenues per member, and, as a matter of comparison, the MLR in the second quarter was similar to the MLR of Heritage in the second quarter of last year, the quarter in which we acquired the company.

In addition, our expenses grew faster than revenues.  We’ve embarked on an ambitious plan to build out our Medicare Advantage business, and we’re spending money on infrastructure, personnel and acquisition costs.  We think that this investment will prove to be money well spent as we expand our geographic reach and build out our administrative capabilities.

We’re gaining momentum in our core southeastern Texas market resulting from the combined efforts of our dedicated marketing staff and our Senior Solutions agents.  Heritage has been able to expand its reach in Houston and the surrounding markets by adding high quality IPA’s, as well as expanding into contiguous counties.  This additional market strength helped us land our first sizeable group account, the retirees of the City of Houston.  Since we acquired Heritage at the end of last May, we’ve increased membership by more than 38% to over 22,000 members.  In the second quarter alone, membership grew by more than 9%.

For 2006, we applied with CMS to offer full HMO-type products in three counties in Florida, and two counties in northern Texas.  We look forward to bringing the Heritage model, which is built on close working relationships and shared incentives with physicians, to these new markets.

In addition, the market acceptance of our Medicare Advantage private fee-for-service plans in upstate New York and Pennsylvania continues to grow.  Since inception in June 2004, we’ve enrolled approximately 2,800 members in this program, resulting in $20 million of new annualized revenue.  The fee-for-service product is a complimentary product offering for Medicare Supplement, particularly in non-urban areas.  Our agent force has embraced the concept.  Beginning the first of August, this week, we’ve expanded our service area to an additional 258 counties in seven new states covering an additional 2.7 million Medicare eligibles.  We’ve also filed for an additional 152 counties in six new states beginning January 1, 2006.  Finally, we’ve also begun to offer a special needs plan covering institutionalized elderly in several counties in

Oklahoma.  Although not large in and of itself, this program will be the prototype for expansion in 2007 and beyond.

Our Specialty Health segment consists primarily of specialty insurance products that are sold to the self-employed market in the United States and Canada.  Over the past several years, the self-employed business has grown slowly, but has enjoyed consistently high profitability and has generated significant cash flow to our holding company.

In the aggregate, the lines of business that comprise this segment performed well in the second quarter driven by the continued profitability of our specialty health business in the U.S. and Canada.  As we had hoped, we’re beginning to see a noticeable improvement in the Canadian business as a result of changing and strengthening the marketing and sales organizations.  New sales, revenues and profits showed solid growth in this quarter, and we expect this trend to continue.  Offsetting the positive developments in Canada was a bit of adverse experience in our run-off block of long-term care business, business that will show some volatility over time.

The Life Insurance and Annuity segment includes all of the life insurance and annuities sold in the United States by all of our marketing channels.  In the past several years, we have consistently built our senior life insurance sales, but have largely curtailed our sale of annuities.  As a result of the increased volume of life insurance, revenues increased 12% to $23.4 million, and profits also increased by 12% as compared to last year.

CHCS Services, which comprises our Administrative Services segment, is one of the country’s leading senior market third-party administrators.  Revenues for the second quarter of 2005 increased by 5% to $14.7 million as compared to last year; however, pre-tax income decreased 9% to $3 million, largely as a result of $600,000.00 of expenses incurred in this segment relating to the implementation of Part D.  Without the Part D expenses, pre-tax income would have risen by 9.5% and EBITDA would have increased by more than 8% compared to last year.

In the past quarter, we continued our efforts to get ready for the Medicare Part D program.  We ended up bidding in 32 of the 34 CMS regions, and, like everyone else who bid, we’re eagerly awaiting the publication of the national and regional benchmarks.  When these numbers are made available, we’ll have a much better sense as to our competitive position and, in particular, we’ll have a better idea as to the extent to which we’ll receive auto assignment of dual eligibles and low-income seniors.

We believe that we’ve put together an excellent program for Part D.  As we have discussed, we created a strategic alliance with PharmaCare, the PBM subsidiary of CVS Corporation, and we worked closely with PharmaCare to create bids that we believe will be competitive and profitable.

Our marketing efforts will have several components:  First, we’ll focus on providing information and then selling our products to our existing policyholder base, principally our more than 300,000 Medicare Supplement policyholders.  Next, we’re educating and mobilizing our career and independent agents to offer our products in their markets across the country.  Finally, we’re continuing to work closely with PharmaCare and CVS to create appropriate marketing programs in the CVS stores and in conjunction with other CVS outreach initiatives.

At this point it’s impossible to be precise about the size of Part D, but if the overall program has any meaningful level of success, and I think it will, and if we’re effective in the bidding process, and we’ll see that soon, we should see substantial revenues from this program.

We’ve begun to incur a significant amount of expense to bring this program up.  In this quarter, we expensed around $1 million of start up costs split between our Senior Health segment and our Admin segment, and we estimate that we’ll expense an additional $5 to $6 million of incremental out-of-pocket costs related to product development, systems development, upgrades and marketing costs before the revenues begin in 2006.  Clearly, though, we think the investment of time and resources is more than justified by the potential of the program, and our entire company is energized by this opportunity.

As we’ve done in past quarters, Bob Waegelein and I will certify to the best of our knowledge that our financial report fully complies with the Exchange Act rules and fairly presents the financial condition and results of operations of Universal American in accordance with Sarbanes-Oxley, SEC and NASDAQ rules.  In addition, we’ll certify that our Company has in place the appropriate controls to insure that all proper information is gathered and accounted for properly.

Now thinking about the balance of the year, factoring in the dilution caused by the issuance of new shares in the recent offering and the expenses that we’ll incur for the balance of the year getting ready for Part D, our earnings guidance for 2005 should be in the range of $1.13 to $1.17 per share excluding any realized gains.  For the third quarter, we anticipate earnings of $.29 to $.31 a share, with much of the anticipated improvement coming as a result of seasonal improvements in Medicare Supplement loss ratios.

Now I would like to open up the airways to any questions that anyone might have.

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions]

Your first question comes from Scott Fidel with JP Morgan.

<Q – Scott Fidel>: Hi, thanks.  Good morning.  First question just has to do, Richard, if you can talk strategically about your planned entrances into the new private fee-for-service in other markets and, specifically, just what your key criteria was when evaluating which markets you plan to enter over the next few months and then in ‘06?

<A – Richard Barasch>: We look at it from several different points.  First is the determination of whether or not the reimbursements were of a size from the government that we felt that we had a good chance of making a reasonable margin.  Second criteria was going into areas where we had existing distribution that was ready to sell the product.  And one of our guiding principles is that we know we will do better in markets where we have existing distribution.  And then, a third criteria, and this is probably a little lower down on the list and probably more future thinking, is the extent to which we think that over time we can build networks in the areas that we’re starting in private fee-for-service.

<Q – Scott Fidel>: Okay.  And then second question it just has to do with the Medicare margins for this year.  Obviously, the business is in growth mode right now, but just two things.  One, just what do you think is a reasonable run rate on the medical loss ratio given that you received the risk adjustors last quarter for this year and then maybe longer term?  And then also, what you think your SG&A expense trends will look like over the next few quarters just given your investments for future growth?

<A – Richard Barasch>: I think it’s very hard to pin the medical loss ratio to a number because we’re in the health insurance business and the numbers move, but we’re starting to see a pattern developing, somewhere between 71.5 and 72.5, on a consistent basis.  So I think that’s a reasonable band to think about, although, it’s likely that over time it will go to the higher part of that band.  SG&A, I think, will be around 15 for the foreseeable future.  We are spending money on a pretty consistent basis.  We have a pretty good idea what sort of run rate versus sort of one time, but in the nature of looking at this we’re kind of bringing those all together, and basically we’re making this our investment in the go forward.

<Q – Scott Fidel>: Great.  Okay.  Thank you.

Operator:  Your next question comes from the line of Steven Schwartz with Raymond James.

<Q – Steven Schwartz>: Hey.  Good morning.

<A – Richard Barasch>: Hey, Steve.

<Q – Steven Schwartz>: I wanted to follow up quickly as I learn more and more about this business, the seasonality of the revenues in the Medicare Advantage - is that associated with the risk adjustor that took place in the first quarter?

<A – Richard Barasch>: It’s associated with several factors.  That’s one.

<Q – Steven Schwartz>: Okay.

<A – Richard Barasch>: A second is that we’re growing pretty rapidly, and one of the hallmarks of our organization is the ability to pretty quickly determine where people fit in the risk adjustor categories.  So there’s a great deal of sensitivity.  If the new business we’re bringing on is healthier, our price per member per month is going to be down a little bit.  If it’s sicker, it’s going to go up a little bit.  So we’re going to see some cyclicality.  You know, perhaps seasonality is the wrong way of looking at it.  But it’s not going to be a straight line, and we’re going to see some movement in that number as our book of business changes.  I think the key here, very importantly, is we’re seeing these numbers move around a little bit largely because I think we’re so in tune with what the health status of our patients are, given the close relationship we’ve got with physicians.

<Q – Steven Schwartz>: Okay.  Well that brings up a follow up that I hadn’t really considered.  I mean, if you are bringing up or bringing in healthier people compared to what you had in a sense, if that’s just the way the mix is going, shouldn’t that mean less expenses for the…

<A – Richard Barasch>: It should.  But again, you’re not going to see a one to one lag on this in each period, and I think you’re going to a little bit of volatility.  Again, this volatility is going to be in a fairly narrow ban, Steve, given our loss ratios and I think you’re going to see not a lot of volatility, but a touch of volatility in that number.

<Q – Steven Schwartz>: Okay.  And then just two more questions.  First, following up on that, should we expect a risk adjustor in the third quarter?

<A – Robert A. Waegelein>: Steve, we’ve been booking our estimate of what we believe our risk adjustment will be.  As Richard indicated, we’re pretty close to our physicians and our memberships, so we know their health status, and I think we can predict fairly well what we think that payment will be.  So we’ve been accruing, on a conservative basis, an amount that we think CMS will be paying in the future for that.

<A – Richard Barasch>: So you won’t see a bump is the point.

<A – Robert A. Waegelein >: We’ve seen other companies talk about a one-time penny increase in revenue later in the year.  You will not see that here because we’ve been accruing for that.

<Q – Steven Schwartz>: Okay.  All right.  And then on a different subject, it was originally thought when the Medicare Modernization Act was put in place that not a whole lot of companies would really be into putting together the regional PPO’s - the larger regional PPO’s - but yet it seems like a number have.  What’s your thought on that and how it may affect your business?

<A – Richard Barasch>: First of all I would say that it’s far fewer than one might have thought.  I think several of the larger companies have not done it.  I know several have, and your point is correct.  And this is a product that was very much in the minds of the administration when they put together the program in 2003.  It, like every other Medicare program, is going to create competition.  Our reaction to that competition is to just make sure that we’ve got as much product as we can have, in as many states as we can have them as well.  I think, specifically, we see it as not that much of a threat to the Heritage-type HMO-type products.  It’s perhaps more competition to Medicare Supplement and perhaps private fee-for-service.

<Q – Steven Schwartz>: Okay.  Thanks.

Operator:  Your next question comes from the line of Josh Raskin with Lehman Brothers.

<Q – Josh Raskin>: Hi, thanks.  Good morning.

<A – Richard Barasch>: Hey, Josh.

<Q – Josh Raskin>: Hi, guys.  We’ve seen some new competition, at least discussions about entry in and around Houston on the Medicare Advantage side.  Just wondering what your thoughts are regarding, you know, potential new entrants and competition in Houston, is the first question?

<A – Richard Barasch>: Yes.  I mean so far, and again, we’re not privy to everybody’s filings, we know that there’s some PPO products that have been approved and, again, I don’t see them as a direct threat to Heritage.  I mean anything that’s in the Medicare business theoretically is a threat, but the people who are buying the zero premium type HMO products are less likely to be the buyers of PPO products, and I think, and again this is directional - it’s not an absolute statement, but we’ve not seen to this point a major HMO entrance into that market.

<Q – Josh Raskin>: Okay.  That’s helpful.  In terms of, you know, you mentioned sort of the interest in the regional PPO’s not being so great, how would you gauge the entries that we’ve seen now, 90 days since the last conference call, how would you gauge the interest in the Part D versus your previous expectations, in terms of how many plans you expect on a regional basis?

<A – Richard Barasch>: I think it’s pretty much the same.  I think about a couple of months ago, everybody said 10 to 15, and then everybody sort of repeated that over and over and over again to the point that everybody believes it.  I think that’s approximately right based on our competitive intelligence, based on the number of public companies who have announced their participation and then knowing that there are several others who probably did.  So I think we’re still probably in the 10 to 15 per region type of a mix.

<Q – Josh Raskin>: Okay.  That’s helpful.  Lastly, the guidance - it seems like if I exclude or if I put back, I guess, the impact of the secondary and then some of the Part D costs, it seems like the guidance may have kicked up a slight bit for the second half of the year.  Were there any specific segments that we should think about changing?

<A – Richard Barasch>: You know, again I think it’s pretty close to where we were, but I think that, and we can do the math, because a lot of it has to do with some variability in the Part D number because we’ve left ourselves a little room up and down given what happens with the bid.  But I think directionally where we’re definitely going to see improvement is in Med Supp.  We’ve got, for sure, the seasonal improvement coming and a very significant amount of our rate increase activity starts kicking in in the second half.  So we’re looking to maybe not get it all back from where we were last year, but get at least part of it back.

<A – Robert A. Waegelein>: Josh, I think, as we indicated recently, we feel like the annual loss ratio will be about 100 basis points higher than last year.  We’re still comfortable with that increase.  On an annualized basis these rate increases will bring our spread down to about that number.  In addition, the Part D expense number that we’re adding we’ve diluted a little bit by the effect of the offering, and that might give you a little bit of how that number changes.

<A – Richard Barasch>: Yes, so we really haven’t moved the number materially.

<A – Robert A. Waegelein>: Right.

<Q – Josh Raskin>: That’s helpful.  And then lastly, do you guys have a cash flow from operations number?

<A – Robert A. Waegelein>: No.  We look to individual segments, Josh, particularly Medicare Advantage and the TPA / CHCS Administrative Services segment - we provide EBITDA disclosures which we view as the cash flow from operations, if you will, for those segments.  The insurance segments are not comparative on a cash flow basis with the others.

<Q – Josh Raskin>: Okay.  So we’ll just continue to expect EBITDA for those two segments?

<A – Richard Barasch>: Yes, I think EBITDA, and then we can probably refine that to cash flow as times go on.

<Q – Josh Raskin>: Okay.

<A – Richard Barasch>: But that’s why we’re giving EBITDA, to kind of give a proxy for that.

<Q – Josh Raskin>: All right.  Thanks, guys.

Operator:  Your next question comes from the line of Mark Finkelstein with Cochran, Caronia Securities.

<Q – Mark Finkelstein>: Hi.  Good morning.

<A – Richard Barasch>: Hi, Mark.

<A – Robert A. Waegelein>: Good morning.

<Q – Mark Finkelstein>: A couple of questions here - just going back to the Med Supp market.  I guess this market has been challenging for a while.  Actually, based on some comments made by others, it seems to actually have gotten even more challenging.  And I guess my first question would be how would you characterize the market whether that…?

<A – Richard Barasch>: Challenging.  I don’t mean to be a wise guy, but your characteristic is correct.  It is challenging.  It’s competitive.  And we’re trying to be very disciplined on pricing.  It’s pretty clear to us that there are some market participants who are clearly trying to gain market share in the short term.  That’s not something that we want to do; we want to maintain the profitability and integrity of our current block.  We still want to sell more insurance.  I think one thing that has absolutely separated us from at least most of our Medicare Supplement competitors is that we’ve got other products for our agency force to sell, and particularly the private fee-for-service product is a great complement to the Medicare Supplement product.  Our agents in New York and Pennsylvania, we started these essentially as – and I won’t call them “experiments,” because we did much more work than to make it experimental - but these were our test spots.  And it’s worked wonderfully well, and the total production of our agency force is actually going up quite a bit and is not going down.  We’re sitting at Universal American as opposed to in the divisions.  We’re fairly indifferent to whether people sell one form of insurance or another because they’re all priced to make money.  So we’ve got our agency force very, very motivated selling a lot of insurance; it just happens that Med Supp is not as much as it was.

<Q – Mark Finkelstein >: Okay, and I guess, just on that, the policy in force counts looks a little bit more than expected in the second quarter.  Do you see that stabilizing or what’s your outlook on that?

<A – Richard Barasch >: I made a statement and I hold to this statement. I think Part D is going to be bullish for Med Supp.  And I think companies with a good Part D offering and a good Med Supp offering together are going to do well in this environment.  Part D, to the extent that it’s successful, it’s going to be sold to people who are not involved in the Medicare Advantage program, and those are buyers of Med Supp. So I think what it’s going to do is energize sales in the Med Supp arena.  That’s our theory; that’s our working assumption.

You know, we’re going to just keep grinding it out.  I don’t have a magic bullet sort of answer for you.  I can tell you that persistency of in-force is doing fine, where that number is weaker is on new sales.

<Q – Mark Finkelstein >: Okay.  Perfect.  And, then, just moving on, entering into the 231 plans, I guess – a little bit more color on that.  How are they being managed?  How much infrastructure did you have to build around it?  And how did you pick the geography you did select?

< A – Richard Barasch >: It’s pretty interesting but, again, Scott asked a question before about criteria.  This is a program that’s been interesting to us for a long time.  As you know, we have a great deal of expertise in the long-term care business based in our CHCS company, and, you know, both the good and the bad of the long-term care arena.  So it’s very important to partner with a provider group that really could help us manage the risks.  And this is a hallmark for us.  We did it in Part D - we found a provider to partner with.  It’s the hallmark of what we’re doing in Heritage.  And, again, we did it in Oklahoma as well.  We found a group of nursing home operators who understood what the risk components of this are. The fundamental issue here is that Medicare – traditional fee-for-service Medicare – people who are in a nursing home find it very difficult to access care unless they – they can access the care but a lot of the care they have to access has to be in a hospital.  Very often, the nursing home isn’t convenient to the hospital, and it makes accessing their care very difficult.  In the Medicare Advantage special needs type program, more care can be given to the nursing home person in the home at their bed.  So it’s a very good program for the person who’s in the nursing home.  And with a partnership of providers and our self, we think we’ve got a pretty robust offering.  Again, the numbers are going to be small in this.  I don’t want anybody – you know, nobody should be moving their guidance needles for what’s going to happen in Oklahoma.  We see this as a very interesting prototype.  We’re not the only ones doing this; there’s more interest in this around the country, but I think the general level of expertise that we have around this is pretty significant.

And the next question about infrastructure, this is part of what we’ve done.  We’ve spent a lot of money, all of which we’ve expensed to get ready for this program.

<Q – Mark Finkelstein >: Okay.  Thank you.

Operator:  Your next question comes from the line of Jukka Lipponen with KBW.

<Q – Jukka Lipponen >: Good morning.

<A – Robert A. Waegelein >: Good morning, Jukka.

<Q – Jukka Lipponen >: First of all, on the new private fee-for-service plans that you’ve started, can you tell us what those dates are?

< A – Richard Barasch >: Sure.

<Q – Jukka Lipponen >: And are your growth expectations similar to the growth that you’ve seen so far in Pennsylvania and New York?

< A – Richard Barasch >: Yes.  Let me just first list off the states - I should have done that in the release.  It’s Vermont, New Hampshire and Maine, and that’s in the wheel house of American Progressive.  Our northeast – our group – we do a lot of Med Supp in these markets; we do a lot of agents in these markets.  I don’t think Vermont, New Hampshire and Maine, given their population size, will be quite as strong as New York and Pennsylvania on a relative basis, but New York and Pennsylvania are two of our really very good states in production.  So I don’t think you can make that assumption.

The other four states that we’ve targeted are North Carolina, Virginia, Oregon and Utah, all of which are states where we’ve got both career and very good independent agency presence.  My prediction – and, again, this is a prediction based on my feel for this, is that we’ll get out of the box faster in places like North Carolina and Virginia, largely because the population of people who we cover is so much larger.

<Q – Jukka Lipponen >: Okay.  And, then, with respect to the CVS relationship, the fact that they’ve now announced relationships with United Healthcare and Aetna, does that change your view with respect to the opportunities from that relationship?

< A – Richard Barasch >: Clearly we would have preferred to be fully exclusive on this.  I think we’ve made it pretty clear that we were not, over time.  So, clearly, it would be better for Universal American if we were the only ones.  Having said that, we still think the opportunity of working with CVS is enormous.  It’s going to give us a great lift. We’re working closely with them to create a program to sell as much of our product as possible.  Their affiliate is a 50% partner in our program, so I’m still very confident that we’ll get a lift from CVS, but, very importantly, there are several other initiatives that we’re working on in addition to CVS.

<Q – Jukka Lipponen >: And last question, can you give us an update on your AM Best rating, and considering the strategic changes that are going on, how important is the upgrade at this point and what would it mean if you did get it?

< A – Richard Barasch >: We’re at B++, with neither positive nor negative outlook - it’s just straight B++.  As you correctly point out, our business mix has changed and, therefore, the fifteen years of work, of bringing a certain group up to speed on our company, stopped at that point and we moved to almost an entirely new group in the last couple of years, and they’ve worked very closely with us to understand our business.  They see the shifts occurring, and they’ve actually been quite responsive to us.  Most important of which is we got an investment grade rating in our SelectCare subsidiary fairly soon after the acquisition, and that was the first check mark that they’ve given us that they understand our strategy and see that we’re doing a good job.

I think your other point is clearly right.  We want to get to A-.  A- is better than B++.  But since we’ve curtailed annuities, and because we’re not so much in businesses where an A rating is important, it’s less of an issue for us than it might have been two or three years ago.

<Q – Jukka Lipponen >: Thank you.

Operator:  There are no further questions.  I will now turn the conference back to management.

Richard A. Barasch, Chairman and Chief Executive Officer

Thanks, everyone.  We appreciate all of your questions, and if there’s any follow up, Bob and I are around.  We appreciate your taking the time this morning, and look forward to communicating with you in the future.  Thank you very much, everyone.

Operator: Ladies and gentlemen, this concludes our conference for today.  Thank you for participating and have a nice day.  All parties may now disconnect.